CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Americana Distribution, Inc.

We have issued our report dated March 10, 2006, relating to the financial statements of American Distribution, Inc. for the years ended December 31, 2005 and December 31, 2004 appearing in the Company's Form 10-KSB. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



/s/ Philip Salchli, CPA

Houston, Texas
September 20, 2006